Exhibit 10.9

VIRGINIA BIOTECHNOLOGY CENTER

VIRGINIA BIOTECHNOLOGY RESEARCH PARK

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE, dated as of the 23rd day of February, 2011 by and between VIRGINIA BIOTECHNOLOGY RESEARCH PARTNERSHIP AUTHORITY, a political subdivision of the Commonwealth of Virginia created by an act of the Virginia General Assembly, the purpose of which is to develop and operate the Virginia Biotechnology Research Park for the purpose of expanding, developing and commercializing knowledge pertaining to scientific and technological research among public and private entities including, but not limited to, knowledge in the area of the biotechnology and biomedical sciences (the "Authority"), and AMPLIPHI BIOSCIENCES CORPORATION, a Washington Corporation, (the "Tenant"), recites and provides:

RECITALS:

The Virginia Biotechnology Center ("the Center"), is part of the Phase I Complex of the Virginia Biotechnology Research Park, which is being developed as a biotechnology and biomedical research park (the "Research Park"). The Center is located at 800 East Leigh Street in the City of Richmond (the "Center").

The Authority wishes to lease to the Tenant for its exclusive use and occupancy one office suite on the 2nd level of the Center and known as Room #57 as depicted on Exhibit A attached hereto and referred to herein as the "Premises."

AGREEMENT OF LEASE:

For and in consideration of the mutual covenants and conditions set forth herein, the Authority and the Tenant agree as follows:

1.          Leased Premises.

(a)          The Authority hereby leases the Premises to the Tenant, and the Tenant hereby rents the Premises from the Authority for the term (as defined herein).

(b)          The Tenant shall also have the right to use certain common facilities and services of the Center at no cost, and the option to purchase additional services, all of which are specified in Exhibit B attached hereto and referred to herein as "Common Facilities and Services."

(c)          For purposes of patent and copyright ownership, the Premises and the Center are to be considered facilities of the Virginia Biotechnology Research Partnership Authority and not the facilities of any Virginia university or institution.

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2.          Term. The term of this Lease (the "Term") shall be for a period of one (1) year, beginning on March 1, 2011 (the “Commencement Date”) and ending February 29, 2012 (the “Termination Date.”). In addition, the Authority grants to the Tenant two one-year renewal options, with each renewal option dependent upon the Tenant giving the Authority 60 days prior notice of the exercise of such renewal and dependent upon approval by the Authority.

3.          Rent.

(a)          The Tenant shall pay all rent and other charges to be paid by the Tenant hereunder to the Authority at the office of the Authority in Richmond, Virginia, or to such other individual, firm or corporation and at such other place as may be designated by the Authority.

(b)          The Tenant shall pay a monthly rent (the “Monthly Rent") without notice, demand or setoff during the term hereof based upon an initial total annual rent of $17,972.75. No reduction or increase in rent shall be available for non-material discrepancies in actual square footage. During the first Lease Year the Monthly Rent shall be $1,497.73 per month. Thereafter, the Monthly rent shall be increased annually as of the date the first payment of each Lease Year is due beginning with the second Lease Year by an amount equal to 3% of the last Monthly Rent payable during the preceding Lease year.

(c)          The Monthly Rent is to be payable in advance on the first day of each calendar month during the term hereof without notice or demand and without setoff and it is to be received at the Authority’s offices within five (5) days after the first day of each rental month. If the Monthly Rent is not received in the Authority’s office within five (5) days after the first day of each rental month, there shall be imposed upon the Tenant a late charge equal to 5% of the monthly rental amount and the total outstanding balance will be assessed an interest rate equivalent to 12% per annum. If the Commencement Date is not the first day of a calendar month, the Tenant shall pay on the first day of the first calendar month following the Commencement Date a proportionate amount of the monthly Rent for the period of time from the Commencement Date to the date on which such first monthly payment is due.

(d)          All amounts and charges in addition to the Monthly Rent required to be paid by the Tenant in accordance with the terms hereof shall be deemed to be additional rent (the "Additional Rent"). Such amounts or charges, if not paid at the time provided in this Lease, shall be collectible as Additional Rent with the next installment of the rent due and payable hereunder, provided, however, that nothing herein contained shall be deemed to suspend or delay the time for any payment to be made by the Tenant hereunder or to limit any other remedy of the Authority.

4.          Space “As Is”.    The tenant shall take occupancy of the Premises in “as is” condition.

5.          Use of Premises..   The Tenant shall use the Premises for biotechnology and biomedical research & development purposes or advanced technology initiatives in information technology, computers, telecommunications, microelectronics, chemical, pharmaceutical or biotechnology as described in Exhibit C . Tenant shall not use the Premises or permit the Premises to be used for any other purpose without the prior written consent of the Authority, and such consent shall not be unreasonably withheld. The Tenant shall comply with all applicable laws and regulations in connection with its use and occupancy of the Premises.

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6.          Security Deposit.       Upon execution of this Lease, the Tenant shall deposit with the Authority cash in the amount of $1,497.73. Such deposit shall be held by the Authority without interest, for the entire term of this Lease, and until all of the Tenant’s obligations under this Lease have been paid in full, as security for the performance by the Tenant of all of its obligations under this Lease. If at any time during the term of this Lease any rent or other charge to be paid by the Tenant is not paid when due, or the Tenant fails to perform any of its obligations under this Lease, the Authority may, at its option, apply any part of such deposit to the payment of any such overdue rent or other charge or to the reimbursement of the Authority for any loss or damage sustained as a result of the Tenant's failure to perform its obligations. If such deposit, or any part thereof, is applied by the Authority as provided herein, upon written demand by the Authority, the Tenant shall remit to the Authority forthwith a sufficient amount in cash to restore such deposit to the original amount thereof. When all the Tenant’s obligations hereunder have been paid in full, the Authority shall return to the Tenant such deposit or so much thereof as he held by the Authority for the Tenant. The Authority shall have the right to transfer the funds deposited hereunder by the Tenant to any purchaser of the Authority’s interest in the Leased Premises, and upon any such transfer of such funds the Authority shall be discharged from any further liability with respect hereto.

7.          Common Areas.    All areas and common facilities furnished by the Authority inside or outside the Center for the general use, in common, of tenants or occupants of the Center and their employees and invitees shall at all times be subject to the exclusive control and management of the Authority.

8.          Services and Utilities.     (a) The following services will be supplied to the Tenant at the expense of Authority during the term hereof:

(i)	Electricity.

(ii)	Heating and air conditioning in season Monday through Friday from 7:30 a.m. to 5:30 p.m., except on the following holidays: Christmas, New Year's Day, Thanksgiving, July 4th, Memorial Day and Labor Day.

(iii)	Cleaning services for the Premises, common areas and the rest rooms of the Building, Monday through Friday of each week, except on City holidays.

(iv)	Hot and cold water and lavatory supplies; additionally, hot and cold water are to be supplied to the Premises.

(v)	Maintenance & electric lighting for all common areas.

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(b)          If any law, regulation, executive or administrative order requires that the Authority or Tenant reduce or maintain at a certain level the consumption of electricity for the Premises or the Center which affects the heating, air conditioning, lighting, or hours of operation of the Premises or the Center, the Authority and the Tenant shall each adhere to and abide by such laws, regulations, or executive or administrative orders.

(c)          Failure by the Authority to furnish the services provided above or any cessation thereof resulting from causes beyond the control of the Authority shall not render the Authority liable for damages to either person or property, nor be construed as an eviction of the Tenant, nor work an abatement of rent, nor relieve the Tenant from fulfillment of any covenant or agreement hereof.

9.            Real Property Taxes.   The Authority shall pay all real property taxes, including special assessments, if any, which may be levied or assessed against the Premises.

10.         Tenant’s Equipment, Fixtures and Alterations.    (a) The Tenant will not install or allow to be installed in the Premises any electrically operated equipment or other machinery other than general office, laboratory and research equipment or any equipment which will necessitate any changes, replacements or additions to, or changes in the use of, the water system, heating system, plumbing system, air-conditioning system, or electrical system in the Premises without first obtaining the prior written consent of the Authority, which consent shall not be unreasonably withheld. The Tenant shall be solely responsible for any and all costs associated with the installation and maintenance of such equipment. The Tenant shall also be solely responsible for any and all costs associated with high speed telecommunications access and usage within the leased premises. The Tenant acknowledges and accepts a “building standard” for telecommunications and data (Internet) service provided by the landlord on the leased premises. The tenant further acknowledges that they shall be responsible for any and all costs associated with the possession of these services by any third party supplier or carrier, including the cost of any equipment upgrades or changes to the “building standard” provided by the landlord in the leased premises. These changes may, at the requirement of the supplier or carrier, also require connection, access or other fees in addition to equipment costs and/or monthly service fees to be paid by the tenant for such service. The parties acknowledge and agree that Tenant shall have the right to upgrade electrical and telephone service into the Premises at its own expense, provided it receives the prior written consent of the Authority.

(b)          The Tenant shall not make or cause to be made any interior or exterior modifications or additions to the Premises without the prior written consent of the Authority. The Tenant shall present to the Authority plans and specifications for such work at the time such consent is sought Upon approval of such plans and specifications, the Tenant shall employ a contractor acceptable to the Authority to make such improvements. Such improvements shall comply with the requirements of all applicable laws.

(c)          The Tenant shall pay all contractors and materialmen promptly to minimize the possibility of any lien being asserted against the Premises. If any such lien is asserted, the Tenant shall take such action as may be necessary to have such lien released or bonded within thirty (30) days after the Tenant receives notice thereof.

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(d)         Upon the expiration of the Term, the Tenant shall remove all trade fixtures and furnishings installed by the Tenant and not a part of the real estate or of the furnishings provided by the Authority, and Tenant shall surrender the Premises as provided hereinafter. The Tenant shall repair all damage to the Premises caused by the installation or removal of any fixtures or other furnishings. All trade fixtures and furnishings which the Tenant has not removed prior to the termination or expiration of the term hereof shall become the property of the Authority.

11.         Insurance.     (a)    During the Term, the Tenant shall, at its expense, insure the Premises and all activities conducted by the Tenant in the Center under a general liability insurance policy with a combined property damage, bodily injury and death liability limit of at least $1,000,000. Such policy of insurance shall name the Authority and any person or entity having an interest in the Center and designated by the Authority as additional insured parties and shall contain a clause that the insurer shall not cancel or change the terms of such insurance policy without first giving the Authority and such other person or entity ten (10) days' prior written notice thereof. Such insurance policy shall be issued by an insurance company rated A or higher by Best and copies thereof or the issuer’s certificate of insurance shall be delivered by the Tenant to the Authority and to all other additional insured parties.

(b)          The Tenant shall not do or allow to be done in or about the Premises anything which is prohibited under any policy of insurance carried by the Authority insuring against loss or damage by fire or other hazards. The Tenant agrees that if its use or occupancy of the Premises causes the premium for such fire or other insurance carried by the Authority to be higher than the minimum premium applicable for such insurance, the Tenant shall pay the difference promptly upon demand therefor by the Authority.

(c)          The Authority agrees to maintain, at its expense, an appropriate fire, extended coverage and malicious mischief insurance policy on the Center. The Tenant shall be furnished with copies of all such insurance policies or the issuers' certificate of insurance. The Tenant shall, at its expense, insure the Tenant's furniture, furnishings, equipment, improvements and trade fixtures located in the Premises, and cause its subtenants to insure their furniture, furnishings, equipment, improvements and trade fixtures located in the Premises, under a standard fire and extended coverage insurance policy providing adequate coverage to replace such property. The Tenant acknowledges that the Authority shall not be responsible for carrying insurance of any kind on the Tenant's furniture, furnishings, equipment, improvements or trade fixtures and that the Authority shall not be obligated to repair or replace the same in the event of a fire or other casualty affecting the Premises.

12.         Building Repairs and Alterations.    The Authority reserves the right at any time to make repairs and reasonable alterations to the Center, other than those repairs necessitated by the negligence or willful misconduct of the Tenant or its subtenants, and to enter the Premises to take all necessary action to make such repairs and alterations. Such entry shall not be deemed to constitute an eviction of the Tenant or to give the Tenant any right to abatement of rent for loss or interruption of the business of the Tenant; provided, however, the Authority shall use its best efforts to minimize any interference with the business of the Tenant. The Authority shall indemnify and hold harmless Tenant from and against any actual cost, expense, loss or liability incurred as a result of such repairs or alterations.

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13.         Surrender.     At the expiration or termination of the term of this Lease, the Tenant shall quit and surrender the Premises and all Authority-supplied furnishings and equipment in good order and condition, ordinary wear and use and casualty excepted. The Tenant shall surrender to the Authority all keys and electronic identification cards or passes used in connection with the Premises.

14.         Tenant's Property, etc.   (a) All personal property belonging to the Tenant, located in or about the Premises shall be there at the sole risk of the Tenant; and neither the Authority nor Authority's agent shall be liable for the theft or misappropriation thereof, nor for any damage or injury thereto, nor for damage or injury to the Tenant or any of its officers, agents or employees, or to other persons or to any property caused by fire, explosion, water, gas, electricity, leaks from the roof or other portions of the Building, the bursting or leaking of pipes, plumbing, electrical wiring and equipment and fixtures of any kind, or by any act or neglect of other Tenants or occupants of the Building, or due to any other cause whatsoever.

(b)          The Tenant agrees to notify the Authority immediately of any hazard, fire or accident in the Premises or in the Center and of any defects therein or in any of the fixtures or equipment located therein.

(c)          The Tenant shall be responsible for and shall pay when due all municipal, county or state taxes assessed during the term of this Lease against any leasehold interest or personal property of any kind, owned by or placed in the Premises by the Tenant.

15.         Damage or Destruction.    If the Premises are damaged by fire, the elements or by accident, but are not thereby rendered untenantable, the Authority shall, at its expense, cause such damage to be repaired and the rent shall not be abated. If by reason of such occurrence, the Premises are rendered untenantable in part only, the Authority shall, at its expense, cause such damage to be repaired, and the rent shall be abated proportionately to the portion of the Premises rendered untenantable until such damage is repaired. If the Premises are rendered wholly untenantable by reason of such occurrence, the Authority shall, at its expense, cause such damage to be repaired, and the rent shall be abated in full until the Premises have been restored and rendered tenantable, unless within 60 days after such occurrence, the Authority gives the Tenant written notice that it has elected not to cause such damage to be repaired, in which event this Lease and the tenancy hereby created shall terminate as of the date of such occurrence, and the rent shall be adjusted as of such date. If the Authority elects to repair and repairs are not completed within 90 days, Tenant may terminate this Lease.

16.         Legal and Environmental Compliance.

(a)      During the Term including all renewals or extensions thereto, the Tenant agrees to comply with all applicable environmental laws (the "Environmental Laws").

(b)     The Authority represents to the Tenant that (i) it has not received any notice of any alleged violation at the Premises of any Environmental Laws; and (ii) to the best of the Authority's knowledge, information and belief with respect to the Premises and the Center, there are no violations of any Environmental Laws.

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17.         Default. (a) The following events shall constitute a default hereunder:

(i)    The Tenant fails to pay any rent, security deposit, additional rent or other charge to be paid by the Tenant hereunder within five days after the due date therefor.

(ii)   The Tenant fails to perform any of its other obligations under this Lease for more than thirty (30) days after written notice of such default given by the Authority to the Tenant unless Tenant shall provide evidence of commencing corrective measures during such period and shall then pursue them to completion within a reasonable period of time.

Upon the occurrence of a default, in addition to all remedies the Authority may have at law or in equity, and the right to be reimbursed by the Tenant for all reasonable attorneys' fees and court costs incurred by the Authority as a result of such default, the Authority shall have the immediate right to re-enter the Premises and remove all persons and property therefrom and store such property in a public warehouse or elsewhere at the cost of, and for the account of, the Tenant. The Authority shall have the right to take such action without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. If the Authority elects to re-enter or to take possession of the Premises, the Authority may, at its option, either terminate this Lease, or without terminating this Lease, re-lease the Premises or any part thereof, for the benefit of the Tenant, for such term or terms (whether shorter or longer than the term of this Lease) and at such rent or rents and upon such other terms and conditions as the Authority, in its sole discretion, deems advisable. No re-entry or taking possession of the Premises by the Authority shall be construed as an election by the Authority to terminate this Lease unless written notice of such intention is given by the Authority to the Tenant or this Lease is terminated by an order or a decree of a court of competent jurisdiction. Notwithstanding any such reletting without termination, the Authority may at any time thereafter elect to terminate this Lease for any previous default by the Tenant in the performance of the terms and conditions of this Lease.

(b)          No re-entry or taking possession of the Premises by the Authority or any other action taken by the Authority, as a result of any default of the Tenant, shall relieve the Tenant of any of its liabilities and obligations under this Lease whether or not the Premises are relet.

18.         Access.    Upon reasonable notice, except in the case of emergency, the Authority shall have the right to enter the Premises at all reasonable times to examine the Premises and, during the last year of the term, to show such property to prospective tenants, mortgagees or purchasers; provided, however, that in connection with showing the property the Authority shall use all reasonable efforts to minimize any interference with the business of the Tenant.

19.         Quiet Enjoyment.   The Authority covenants that the Tenant shall have quiet and peaceful possession and enjoyment of the Premises for the Term.

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20.         Special Conditions.   The special terms and conditions set forth on Exhibit D (Environmental Health and Safety Guidelines and Practices) hereto are hereby incorporated into this Lease by reference.

21.         Assignment and Subletting.   The Tenant may not assign this Lease or sublet the Premises without written permission from the Authority; provided, however, that the Authority’s permission shall not be required with respect to an assignment or sublease to an assignee or sublessee that is acquiring all or substantially all of the assets of Tenant or acquiring Control of Tenant, or that as a result of a merger will either be Controlled by or be under common Control with Tenant, where such assignee or sublessee will continue to operate Tenant’s business from the Premises. “Control” for the purposes of the foregoing shall mean direct or indirect ownership of 50% or more of the equity interests in any business entity.

22.         Successors.   Subject to the restrictions on assignment and subletting set forth above, this Lease and the terms hereof shall be binding upon and inure to the benefit of the Authority and its respective successors and assigns.

23.         Authority of Parties: Title: Zoning.   The Authority and the Tenant each warrant to the other that the person or persons executing this Lease on behalf of the Authority or the Tenant, as the case may be, has authority to do so and fully obligate the Authority or the Tenant, as the case may be, to all terms and provisions of this Lease. If the Authority or the Tenant is a corporation, each warrants that it has legal authority to operate and is authorized to do business in the state in which the Premises are situated.

24.         Non-Waiver.    The failure of the Authority or the Tenant to insist upon the strict performance of any of the terms hereof shall not constitute or be construed as a waiver or relinquishment for the future of any such terms, and such terms shall continue in full force and effect. The payment of rent by the Tenant or the receipt of rent by the Authority, with knowledge of the breach of any term herein contained, shall not be deemed a waiver of such breach.

25.         Notices.    All notices from the Tenant to the Authority required or permitted by any provision of this Lease shall be in writing and effective when delivered or upon second day after being sent by registered or certified mail and addressed as follows or upon receipt when delivered by overnight courier or telecopy:

Virginia Biotechnology Research Partnership Authority

800 East Leigh Street

Richmond, Virginia 23219

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All notices from the Authority to the Tenant so required or permitted shall be in writing and effective when delivered or upon the second day after being sent by registered or certified mail and addressed as follows:

AmpliPhi BioSciences Corporation

Lab #57

Virginia Biotechnology Research Park

800 B. Leigh Street

Richmond, VA 23219

With a copy to:

Chief Executive Officer

AmpliPhi BioSciences Corporation

Colworth Science Park

Sharnbrook, Bedfordshire, MK44 1LQ

United Kingdom

Either party may, at any time, designate in writing a substitute address for the address set forth above, and thereafter notices shall be directed to such substitute address.

26.         Memorandum.    Each of the parties agrees that, upon the request of the other, it will execute and deliver in recordable form a memorandum of this Lease. The party who records such memorandum shall pay the recording cost therefor.

27.         Titles.    The titles and paragraph headings used herein are for purposes of convenience only and shall not be construed to limit or extend the meaning of any part of this Lease.

28.         Applicable Law.   This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

29.         Force Majeure.    If by reason of acts of God, strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States or the Commonwealth of Virginia, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; blizzards, or other storms; floods, washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery; partial or entire failure of utilities; or any cause or event not reasonably within the control of the Landlord, the Landlord is unable in whole or in part to carry out its agreements contained in this Lease, the Landlord shall not be deemed in Default during the continuance of such inability.

29.        Entire Agreement.      This Lease contains the entire agreement between the Authority and the Tenant relating to the Premises and supersedes all negotiations, understandings and agreements, written or oral, between the parties. This Lease shall not be amended or modified, and no waiver of any provision hereof shall be effective, unless set forth in a written instrument signed by the Authority and the Tenant.

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WITNESS the following signatures:

VIRGINIA BIOTECHNOLOGY RESEARCH PARTNERSHIP AUTHORITY

By:	/s/ Robert T. Skunda
Robert T. Skunda
Executive Director

Date:	2-25-11

AMPLIPHI BIOSCIENCES CORPORATION

By:	/s/ David J. Poston
David J. Poston
Vice President, Chief Financial Officer Treasurer and Secretary

Date:	2-23-11

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EXHIBIT A

SECOND FLOOR PLAN (BIOTECH CENTER)

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EXHIBIT B

SERVICES AND SUPPORT

SERVICES WHERE SEPARATE CHARGES APPLY:

VBDC Membership (if applicable)

Telecommunications capabilities, Ethernet access, modem compatibility, telephone service and equipment will be at tenant’s expense.

Security swipe cards – No more than 2 cards for office tenants at no charge; no more than 3 for Biotech Center lab tenants and 5 for Biotech One lab tenants at no charge. Additional cards are $5 each.

OWNER’S RIGHTS

The Virginia Biotechnology Research Partnership and VCU reserve the right to promulgate and amend a list of reasonable rules, regulations, procedures, and schedules for the use of all common and shared facilities and equipment and to insure fair apportionment of the amenities among the users and to minimize operating costs exposure to liability.

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EXHIBIT C

Tenant’s Use of Premises

TO BE PROVIDED:

Description of research Activity to be undertaken by Tenant, including a list of chemicals and estimated use volume for chemicals on a monthly basis. Also include an estimate of type and quantity of disposal of hazardous wastes on a monthly basis.

Uses include administrative functions of Tenant as well as research and development of devices and instruments for biomedical applications, including urine testing and analysis.

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EXHIBIT D

Environmental Health and Safety Guidelines and Practices

Tenants of Virginia Biotechnology Research Park (VBRP) shall comply with applicable occupational and environmental health regulations, including Occupational safety and Health Administration (OSHA), Environmental Protection Agency (EPA), Nuclear Regulatory Commission (NRC), Virginia Department of Environmental Quality (VDEQ), City of Richmond Department of Public Utilities, Department of Wastewater Treatment, and Office of the State Fire Marshall. Protection of the health and environment of the VBRP community is of utmost concern. Assistance with compliance is available through the VCU Office of Environmental Health and Safety (OEHS), which maintains copies of applicable regulations.

1.          Use, Handling, Storage and Disposal of Hazardous Materials and Physical Agents

Tenant is responsible for developing standard operating procedures to safely use, handle, store and dispose of hazardous materials and hazardous physical agents. Procedures must be written and incorporated into worker training programs.

2.          Record Keeping Requirements

Tenant shall maintain records in accordance with regulatory requirements including: material safety data sheets and complete, accurate chemical inventories; hazardous materials disposal manifests; worker training records; worker protection programs; and laboratory inspection records.

3.          Worker Protection and Training

Tenant shall provide appropriate employee training and safety programs. Tenant must maintain Laboratory Safety, Hazard Communication, ALARA, and other requisite programs.

4.          Emergency Procedures

General emergency procedures will be developed and administered by VBRP. Emergency procedures unique to individual tenants (i.e. spill control) must be developed by tenant and made available to safety committee. Tenant must post names, addresses, and telephone numbers of individuals to be contacted in case of after-hours emergencies.

VBRP will file emergency procedures for all tenants with OEHS, as OEHS is the liaison with local emergency authorities.

8/14/02

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